Exhibit 99.1
SI-BONE Reports Preliminary Unaudited Revenue for the
Third Quarter 2020 and Provides Full Year 2020 Revenue Guidance

SANTA CLARA, Calif. October 8, 2020 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today announced preliminary unaudited revenue for the three and nine months ended September 30, 2020.
Preliminary and unaudited revenue for the three months ended September 30, 2020 is expected to be in the range of $20.1-$20.4 million, reflecting growth of 24%-26% compared to the prior year period. U.S. revenue is expected to be in the range of $18.7-$18.9 million, reflecting growth of 26%-27% compared to the prior year period. International revenue is expected to be in the range of $1.4-$1.5 million.
Preliminary and unaudited revenue for the nine months ended September 30, 2020 is expected to be in the range of $51.0-$51.3 million, reflecting growth of approximately 7%-8% over the prior year period. U.S. revenue is expected to be in the range of $47.2-$47.4 million, reflecting growth of approximately 9% compared to the prior year period. International revenue is expected to be in the range of $3.8-$3.9 million.
The three and nine months ended September 30, 2020 revenue included in this release are preliminary and prior to the completion of SI-BONE's financial closing procedures and therefore may be subject to adjustment. SI-BONE expects to provide third quarter 2020 financial results during its third quarter 2020 earnings call on November 2, 2020.

On October 1, 2020, Anthem published an update to its sacroiliac joint fusion medical policy. This update retained policy language limiting indications for iFuse to cases involving a history of pelvic trauma, similar to earlier versions of the policy, and did not reflect the feedback from specialists Anthem received in mid-2020, or other substantive updates to the evidence base. Anthem has communicated to SI-BONE that this feedback and additional evidence may be taken into consideration in future policy updates in 2021.

“We are pleased with the rebound in our business during the third quarter, driven by underlying momentum in our business from a number of catalysts, including better reimbursement coverage and payment rates to surgeons, sales force hiring and investments in surgeon training,” said Jeff Dunn, President, Chief Executive Officer and Chairman of SI-BONE.

2020 Revenue Guidance

SI-BONE expects full year 2020 revenue to be in the range of $73.0-$74.0 million, representing growth of approximately 8%-10% over 2019 revenue. SI-BONE remains cautious in the fourth quarter based upon the impact of COVID-19 on its business.

About SI-BONE, Inc.

SI-BONE is a medical device company that pioneered minimally invasive surgery of the SI joint with the iFuse Implant System. Studies have shown that the SI joint can be a source of pain in 15% to 30% of chronic low back pain. The iFuse Implant™, commercially available since 2009, is the only SI joint fusion device supported by multiple prospective clinical studies, including two randomized controlled trials, showing improved pain, patient function and quality of life resulting from treatment. There are over 85 peer-reviewed publications demonstrating the safety, durable effectiveness, and biomechanical and economic benefits unique to the iFuse Implant (www.si-bone.com/results). This body of evidence has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System.

The iFuse Implant System is intended for sacroiliac fusion for conditions including sacroiliac joint dysfunction that is a direct result of sacroiliac joint disruption and degenerative sacroiliitis. This includes conditions whose symptoms began during pregnancy or in the peripartum period and have persisted postpartum for more than 6 months. The iFuse Implant System is also intended for sacroiliac fusion to augment stabilization and immobilization of the sacroiliac joint in skeletally mature patients undergoing sacropelvic fixation as part of a lumbar or thoracolumbar fusion. In addition, the iFuse Implant System is intended for sacroiliac fusion in acute, non-acute, and non-traumatic fractures involving the sacroiliac joint. There are potential risks associated with the iFuse Implant System. It may not be appropriate for all patients and all patients may not benefit.

SI-BONE and iFuse Implant System are registered trademarks of SI-BONE, Inc. ©2020 SI-BONE, Inc. All Rights Reserved. 10853-10082020

Forward Looking Statements

The preliminary unaudited financial results, and statements regarding SI-BONE's continued growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties and, with respect to the preliminary unaudited financial results, are subject to quarter-end closing adjustments. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include the impact that the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System, the duration of the COVID-19 pandemic, whether the COVID-19 pandemic will increase in severity in the future, and SI-BONE's ability to increase demand for iFuse and obtain favorable coverage and reimbursement determinations from third-party payors. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of the risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Matt Bacso, CFA
investors@SI-BONE.com

Media Contact
Joe Powers
jpowers@si-bone.com